SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 19, 2010
Ciena Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21969	23-2725311
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road Linthicum, MD	21090
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (410) 865-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On March 19, 2010, Ciena Corporation (“Ciena”) completed its acquisition of substantially all of the optical networking and Carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business (the “MEN Acquisition”). The MEN Acquisition was completed pursuant to that certain (i) Amended and Restated Asset Sale Agreement dated November 24, 2009, as amended, by and among, Ciena and Nortel Networks Corporation, its principal operating subsidiary Nortel Networks Limited, Nortel Networks Inc. and certain of its other subsidiaries (together, “Nortel”), relating to the purchase of substantially all of the North American, Caribbean and Latin American and Asian optical networking and Carrier Ethernet assets of Nortel’s MEN business (the “North American Agreement”) and; (ii) Asset Sale Agreement dated October 7, 2009, as amended, by and among Ciena, Nortel affiliates and the Joint Administrators and Joint Israeli Administrators (each as defined below), relating to the purchase of substantially all of the European, Middle Eastern and African (EMEA) optical networking and Carrier Ethernet assets of Nortel’s MEN business (the “EMEA Agreement”). The North American Agreement and the EMEA Agreement, as amended above, are collectively referred to as the “Acquisition Agreements.” As used above, “Joint Administrators” means Alan Bloom, Stephen Harris, Alan Hudson, David Hughes and Christopher Hill, in their capacity as joint administrators to those Nortel EMEA entities participating in the Acquisition to which they are appointed, and “Joint Israeli Administrators” means Yaron Har-Zvi and Avi D. Pelosso, in their capacity as joint Israeli administrators.
In connection with the completion of the MEN Acquisition, Ciena and Nortel entered into certain ancillary agreements, including those relating to transition services, the lease of certain real property and the licensing of certain intellectual property, each as described below.
Transition Services Agreement
Ciena entered into a Transition Services Agreement, dated as of March 19, 2010 (the “TSA”), with Nortel and certain Joint Administrators, pursuant to which an affiliate of Nortel will provide Ciena with certain business support services for a period of up to 24 months following the closing of the MEN Acquisition (12 months in EMEA), including accounting functions, supply chain and logistics management, and information technology services. The cost of these services to Ciena is estimated to be approximately $94 million annually, depending on the scope of the services performed by Nortel and the time within which Ciena is able to complete its planned transfer of the services to a combination of internal resources and other third party providers. The services to be provided must meet certain service-level requirements and, in some cases, the failure to meet such service levels will result in a service credit to be paid to Ciena. Nortel has placed $30 million in an escrow account to secure payment of any service credits that may become due, of which $15 million is specifically reserved for Nortel’s performance of certain quarter-end financial reporting services. The escrowed amount will begin to be reduced starting on the first anniversary of the TSA, subject to certain limitations for disputed amounts. Ciena may terminate services provided under the TSA upon 90 days notice or upon 30 days notice in the case of a material breach by Nortel. Nortel may terminate services provided under the TSA for non-payment by Ciena, upon the breach of certain other provisions of the TSA or the filing of bankruptcy or other insolvency proceedings by Ciena.
Carling Lease Agreement
Ciena Canada Inc. (“Lessor”), a subsidiary of Ciena, entered into a Lease Agreement (the “Lease”) dated as of March 19, 2010, with Nortel Networks Technology Corp. (“Landlord”) relating to the “Lab 10” building on Nortel’s Carling Campus in Ottawa, Canada, consisting of an agreed upon rentable area of 265,000 square feet. Lessor will initially pay approximately $7.2 million CAD per year in the aggregate under the Lease, consisting of both base rent and fixed additional operating expense, the latter of which will increase 2% per year during the term of the Lease. Lessor is also contributing approximately $650,000 CAD toward the initial costs relating to the consolidation of the MEN business into the facility. Ciena Corporation has provided a letter of credit in an amount of approximately $1.8 million USD upon which Landlord may draw in the event of an uncured default under the Lease.
Subject to the early termination provisions described below, the Lease will expire on the tenth anniversary of the date of the Lease. Landlord may not terminate the Lease for the first 30 months of the term. After this period, and subject to Landlord having provided 30 months prior written notice, Landlord may terminate the Lease if the property is purchased by a third party who requires vacant possession of the premises occupied by Lessor prior to the end of the term. Such termination is subject to Landlord’s payment of an early termination fee of $33.5 million USD, if termination occurs between month 61 and month 72 of the Lease term. If termination occurs after month 72 of the Lease term, the actual amount of the early termination fee will be reduced by approximately $700,000 for each month following month 72 of the term. In addition, Landlord may terminate the Lease for the default of Lessor, including failure to pay the rent in certain circumstances; assignment of the lease or sub-letting of the premises other than in accordance with the agreement; the institution of insolvency or bankruptcy proceedings against Ciena; failure to maintain the letter of credit; or a default by Ciena under a related lease for another laboratory facility located on the same campus.

Intellectual Property License Agreement
Ciena Luxembourg S.a.r.l. (“Licensee”), a subsidiary of Ciena, entered into an Intellectual Property License Agreement dated as of March 19, 2010 (the “IPLA”), with Nortel Networks Limited, pursuant to which Licensee obtained a non-exclusive license to use patents and other intellectual property (except trademarks) controlled or exclusively owned by Nortel as of the closing date in connection with Ciena’s manufacture, sale and support of a broad range of optical networking and Carrier Ethernet products and services and natural evolutions of such products and services. The IPLA also provides Licensee with an exclusive license to use a narrower set of patents and other intellectual property (except trademarks) owned by Nortel as of the closing date in connection with Ciena’s manufacture, sale and support of optical networking and Carrier Ethernet products and services within a narrower field of use and subject to certain limitations. Further, Ciena granted Nortel a non-exclusive license to use the patents and other intellectual property (except trademarks) that Ciena acquired under the Acquisition Agreements in connection with the manufacture and sale of products and services in the fields of Nortel’s other businesses (including those businesses sold and to be sold to other parties) and natural evolutions of such fields.
ITEM 2.01 — COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On March 19, 2010, Ciena completed its acquisition of substantially all of the optical networking and Carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business. The $773.8 million USD aggregate purchase price for the acquisition consists entirely of cash. The purchase price is subject to adjustment based upon the level of net working capital transferred to Ciena at closing, which is currently estimated to result in a downward adjustment to the aggregate purchase price of approximately $62 million USD. In accordance with the terms and conditions of the Acquisition Agreements, prior to the closing Ciena elected to replace the $239 million USD in aggregate principal of convertible notes that were to be issued as part of the aggregate purchase price with cash equivalent to 102% of the face amount of the notes replaced, or $243.8 million USD.
The product and technology assets acquired include Nortel MEN’s:
•	long-haul optical transport portfolio;

•	metro optical Ethernet switching and transport solutions;

•	Ethernet transport, aggregation and switching technology;

•	multiservice SONET/SDH product families;

•	network management software products; and

•	network implementation and support services.
Under the terms of the sale, the parties and/or certain of their affiliates entered into a transition services agreement, a lease agreement with respect to the “Lab 10” building on Nortel’s Carling campus in Ottawa, Canada, and an intellectual property license agreeement, each as separately described in Item 1.01, which is incorporated into this Item 2.01. The parties also entered into a trademark license agreement, pursuant to which Nortel granted Ciena a license to use certain Nortel trademarks (including the Nortel name and logo) for certain permitted uses for defined transitional periods of time after the closing of the MEN Acquisition.
Ciena’s March 19, 2010 press release announcing the completion of its acquisition of substantially all of the optical networking and Carrier Ethernet assets of Nortel’s MEN business is furnished as Exhibit 99.1 to this report.

ITEM 5.02 —	APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMETNS OF CERTAIN OFFICERS
(c) On March 19, 2010, upon the closing of the MEN Acquisition, Ciena appointed Philippe Morin, 44, as Senior Vice President, Global Products Group. In this capacity, Mr. Morin will assume responsibility for Ciena’s portfolio development, delivery and management, quality and customer advocacy. Specifically, he will have oversight of and will lead Ciena’s engineering, supply chain, product line management, quality/customer advocacy, product marketing and solutions organizations on a global basis. Mr. Morin served as President of Nortel’s Metro Ethernet Networks business from May 2006 until the completion of the MEN Acquisition. From January 2003 to May 2006, Mr. Morin held the position of Nortel’s General Manager of Optical Networks.
Mr. Morin will receive a $473,000 CAD annual salary and will be eligible for a target bonus of up to 75% of his base salary under Ciena’s incentive bonus plan. This plan provides for any such bonus to be paid upon satisfaction of the corporate financial goals and any applicable functional or individual performance goals established by the Compensation Committee for the relevant fiscal period. Mr. Morin will also receive a restricted stock unit award under Ciena’s 2010 Inducement Equity Award Plan representing 100,000 shares of Ciena common stock. Provided he remains an employee of Ciena, one-quarter of this grant amount will vest one year following the grant date and the remainder will vest in equal one-twelfth amounts over the three year period thereafter. Mr. Morin has also entered into Ciena’s standard executive change in control severance agreement, which provides severance benefits, including twelve months of salary, bonus and benefits continuation and acceleration of 50% of any unvested equity awards, in the event that his employment is terminated by Ciena or any successor entity without “cause,” or by him for “good reason,” within one year following a “change in control” of Ciena. In addition, Mr. Morin is eligible to receive financial planning and tax preparation services and annual medical examinations on the same terms as provided to Ciena’s other executive officers.

ITEM 9.01 —	FINANCIAL STATEMENTS AND EXHIBITS
(a)	Ciena will file the financial statements required by this Item 9.01 not later than seventy-one calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)	Ciena will file the financial statements required by this Item 9.01 not later than seventy-one calendar days after the date on which this Current Report on Form 8-K must be filed.

(c)	The following exhibit is being filed herewith:

Exhibit Number	Description of Document

Exhibit 10.1	Form of Restricted Stock Unit Award Agreement under 2008 Omnibus Incentive Plan
Exhibit 10.2	Form of Restricted Stock Unit Award Agreement under 2010 Incentive Equity Award Plan
Exhibit 99.1	Text of Press Release dated March 19, 2010, issued by Ciena Corporation, announcing the completion of its acquisition of substantially all of the optical networking and carrier Ethernet assets of Nortel’s Metro Ethernet Networks (MEN) business.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIENA CORPORATION
Date: March 25, 2010	By:	/S/ David M. Rothenstein
		Name:	David M. Rothenstein
		Title:	Senior Vice President, General Counsel and Secretary